LICENSE AND DISTRIBUTION AGREEMENT

THIS LICENSE AND DISTRIBUTION AGREEMENT (this "**Agreement**") dated as of August 26, 20 20 (the "**Effective Date**"), is by and between ___Optmed, Inc.___________, a ____Delaware Corporation______________, with an address at __745 Fifth Ave, Suite 500, New York, New York 10151_________________ ("**Supplier**"), and DermaRite Industries, LLC, a New Jersey limited liability company, with an address at 7777 West Side Avenue, North Bergen, New Jersey 07047 ("**DermaRite**") (each, sometimes referred to herein as a "**Party**" and, collectively, as the "**Parties**").

RECITALS

WHEREAS, Supplier is a supplier of a line of proprietary products named Tear Repair™, which are skin tear repair products with the intended uses and indications listed on **Exhibit A** hereto (collectively, the "**Products**");

WHEREAS, DermaRite has experience in the marketing and distribution of skin, wound care, and nutrition products; and

WHEREAS, Supplier desires to appoint DermaRite as its exclusive distributor of the Products in the United States of America, including its territories and possessions, and Canada and Mexico (collectively, the "**Territory**"), and DermaRite desires to accept such appointment on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the Parties agree as follows:

ARTICLE 1
APPOINTMENT OF DERMARITE

1.1 Supplier hereby appoints DermaRite, and DermaRite hereby accepts such appointment, as Supplier's sole and exclusive distributor of the Products within the Territory during the Term, subject to and in accordance with the terms and conditions of this Agreement.

ARTICLE 2
GRANT OF LICENSE

2.1 **SUPPLIER MARKS.** Supplier hereby grants to DermaRite during the Term (as defined herein) in the Territory, solely in accordance with the terms and conditions of this Agreement a non-transferable, exclusive license (the "**License**") (with the right, subject to DermaRite's obligations under Section 3.2(a), to sublicense) to (i) market and distribute the Products, and any and all modifications thereto and derivatives thereof, within the Territory, and (ii) use, solely in the Territory and in connection with the marketing and distribution of the Products, on such packaging and advertising materials used or developed by DermaRite as DermaRite may deem reasonably necessary to market the Products, all of Supplier's trademarks, trade names, service marks, logos, labels, and other brand elements and related intellectual property rights to which Supplier has proprietary rights and that pertain to the Products (or any of them), including, without limitation the marks TEAR REPAIR and any derivations thereof

(collectively, the "**Supplier Marks**"); provided, however, that any materials (including electronic uses) containing the Supplier Marks shall acknowledge Supplier's ownership of its marks, include appropriate designations of registration and trademark status, and have been previously approved by Supplier for display and distribution. Supplier, at Supplier's expense, shall take all commercially reasonable steps to maintain and protect the Supplier Marks during the Term of this Agreement.

2.2 **SUPPLIER PATENTS AND PROPRIETARY RIGHTS.** Subject to Supplier's ability and obligation to manufacture and supply the Products as required by Article 3 of this Agreement, Supplier hereby grants to DermaRite a non-transferable, exclusive license only for the Skin Tear indication in licensed markets (which will become non-exclusive if this Agreement becomes non-exclusive) under the U.S. patents listed on **Exhibit A** hereto, together with all reissues, divisions, continuations, continuations-in-part, reexaminations and any and all other existing and future patents issued by the U.S. Patent and Trademark Office and relating to the Products (collectively, the "**Supplier Patents**"), for DermaRite to distribute, have distributed, use, offer for sale, and/or sell the Products in the Territory during the Term of this Agreement. Supplier, at Supplier's expense, shall take all commercially reasonable steps to maintain and protect the Supplier Patents during the Term of this Agreement. Dermarite hereby specifically acknowledges and agrees that it does not have, nor will it claim to have, any proprietary rights in the Products or the Supplier Patents, as the sole right which is granted to Dermarite regarding the Products is the right, subject to the terms and conditions of this Agreement, to resell the Products.

2.3 **APPOINTMENT OF SUBDISTRIBUTORS.** DermaRite may appoint subdistributors to sell or distribute Products in the Territory; provided, however, that any subdistributor shall agree in writing to be bound by the terms of this Agreement relating to the distribution of Products, and each subdistributor must be approved by Optmed in writing, with such approval not being unreasonably withheld. no subdistributor shall have the right to appoint second level subdistributors without the approval of DermaRite and such second level subdistributors shall be subject to the same restrictions as are applicable to the subdistributor. All sales by any subdistributor, or any approved second level subdistributor, shall be treated for all purposes hereunder as sales by DermaRite. DermaRite shall cause its subdistributors to comply with the terms and conditions of this Agreement.

2.4 **DERMARITE IP.** Notwithstanding anything to the contrary set forth in this Agreement, DermaRite shall have sole and exclusive ownership of, and all rights to, any intellectual property rights, including without limitation, trademarks, arising from DermaRite's marketing efforts with respect to the Product in accordance with this Agreement (but excluding any intellectual property of Supplier licensed hereunder, or any derivatives thereof).

ARTICLE 3
SUPPLY AND MARKETING OF PRODUCTS

3.1 **MANUFACTURE AND SUPPLY OF PRODUCTS BY SUPPLIER.**

(a) Supplier shall manufacture, or cause to be manufactured, and supply and sell to DermaRite, on an exclusive basis, the Products in the Territory during the Term, subject to the terms and conditions of this Agreement. All such manufacture and supply shall be performed in accordance with or exceed the standards for quality as currently are maintained in effect by Supplier with respect to the Products as of the date of this Agreement, and all applicable federal, state, and local laws governing the manufacture, packing, handling, storage and distribution of Products contemplated under this Agreement, including, but not limited to, the U.S. Food and Drug Administration (the "**FDA**") quality system regulation and establishment registration and listing requirements (set forth in 21 C.F.R. Part 820 and 807, respectively), and any applicable marketing authorization such as FDA approvals or Section 510(k) clearance.

(b) All Products will be fully packaged by Supplier for resale by DermaRite, and shall include all documentation that is provided by Suppliers to customers of the Products, whether in paper or electronic format, describing the specifications and instructions for use of the Products (the "**Documentation**"). All packaging and labeling shall be in accordance with such reasonable requirements as shall from time to time be specified by DermaRite, provided that DermaRite shall not specify any packaging or labeling as shall be in conflict with the Documentation or any requirements of applicable law. It is expressly agreed that such packaging and labeling may incorporate any of the Supplier Marks or any other trademarks, logos, or labels owned, developed, or acquired by DermaRite, or any combination thereof, as DermaRite may determine.

(c) Subject to Supplier's approval in each instance, which approval shall not be unreasonably withheld or delayed, DermaRite may at any time and from time to time, upon reasonable advance notice to Supplier, request reasonable changes to the sizes and shapes of any of the Products to be manufactured and supplied by Supplier hereunder. Any new molds, plates, or manufacturing equipment required to be purchased for the manufacture of a new size or shape requested by DermaRite shall be paid for by DermaRite. All equipment and IP resulting from the capital input from Dermarite's request for changes shall remain the property of Dermarite, however in the event of termination of this agreement, Optmed will have the undeniable right to purchase back this equipment or IP for what the equivalent of what was originally paid by Dermarite to Optmed. This request to purchase back the equipment or IP must be made in writing within 30 days of the termination of this agreement. In addition, if changes requested by Dermarite require regulatory approval or certifications, all costs and expenses associated with such approval or certifications shall be borne by DermaRite.

(d) Supplier shall not at any time during the Term hereof make any changes to the Products without providing reasonable advance written notice to DermaRite. In addition, during the Term, Supplier shall not discontinue the production of any of the Products without the prior written consent of DermaRite, which consent shall not be unreasonably withheld.

(e) DermaRite shall have the right, once per calendar year, upon no less than thirty (30) days' written notice, to inspect any manufacturing facilities involved in manufacturing the Products, and, in the event of any significant quality problem with respect to any of the Products, Dermarite, at its own expense, shall have the right to conduct a for-cause audit at any time upon not less than thirty (30) days' notice, subject, in all cases, to the terms and conditions of Supplier's agreement with the applicable manufacturer.

3.2 **MARKETING.**

(a) DermaRite shall use commercially reasonable best efforts to market and maximize the sale of Products in the Territory under applicable laws.

(b) DermaRite shall have the right to determine all aspects of sales and marketing of the Products within the Territory, including, without limitation, marketing, pricing, and customer selection, provided that DermRite shall sale the Products only under the TEAR REPAIR brand and name unless otherwise agreed to in writing by Supplier. DermaRite shall have the right to market and distribute the product under any of the Supplier Marks.

(c) Prior to marketing the Products, DermaRite shall provide to Supplier copies of all marketing, instructions and other materials that may be utilized by DermaRite in connection with the marketing and sale of the Products, and that include a reference to any of the Products, Supplier's name or any of the Supplier Marks. Such materials may include, without limitation, brochures and direct mailings. Supplier shall have right to reasonably object to any marketing, instructions or other materials proposed by DermaRite if Supplier has a good faith belief that such materials do not, in whole or in part, comply with applicable regulatory requirements. In the event of such objection by Supplier, the Parties shall engage in good faith efforts to resolve Supplier's objection. If the Parties are unable to agree on a resolution, DermaRite shall not utilize the materials that are the subject of Supplier's objection.

(d) Supplier shall, at no cost to Supplier, use its commercially reasonable efforts to provide DermaRite with marketing support for the Products as is appropriate and customary for a supplier in favor of its distributor under similar circumstances and with similar resources and personnel as Supplier.

(e) Supplier shall provide all technical documents with respect to the Product as are reasonably required or requested by DermaRite and as are appropriate and customary for a supplier in favor of its distributor under similar circumstances.

3.3 **PRELIMINARY MARKETING.** DermaRite shall conduct preliminary marketing efforts (the "**Preliminary Marketing Efforts**") to determine whether, in its good faith judgment, the marketability of the Product in the Territory. In order for DermaRite to conduct such initial marketing efforts, Supplier will provide DermaRite with a quantity of samples of the Product for use by DermaRite (labeled not for human use if delivered prior to 510k modification approval) to conduct the Preliminary Marketing Efforts in the amounts set forth in **Exhibit C** attached hereto (the "**Initial Sample**"). The Initial Sample shall be provided to DermaRite within sixty (60) days of the date of this Agreement. Supplier shall bear the costs of the production and shipping of such samples, and DermaRite will pay all costs associated with the Preliminary

Marketing Efforts. Promptly upon completion of the Preliminary Marketing Efforts, DermaRite shall notify Supplier in writing as to whether in its good faith judgment the Product is a feasible product to be marketed, distributed and sold within the Territory. If DermaRite shall determine that the Product is not a feasible product, then upon written notice of such determination to Supplier, this Agreement shall terminate, and neither Party shall have any obligation to the other except that the confidentiality obligations of DermaRite shall continue in full force and effect.

3.4 **INDEPENDENT RELATIONSHIP.** DermaRite shall, at all times during the Term, be and act as an independent contractor. This Agreement shall not be deemed to create an employer-employee, agency, joint venture or partnership relationship between DermaRite and Supplier. Neither Party, by virtue hereof, shall have the right or authority to act for, to bind the other in any manner whatsoever, to sign the name of the other or to represent that the other is in any manner whatsoever responsible for the first Party's acts or omissions, except as may otherwise be provided herein.

3.5 **COSTS AND EXPENSES.** All costs and expenses incurred by DermaRite in performance of this Agreement shall be paid by DermaRite and, except as otherwise expressly set forth herein, DermaRite shall not be entitled to any payment or reimbursement for such costs or expenses from Supplier.

ARTICLE 4
EXCLUSIVITY

4.1 **EXCLUSIVITY.** During the Term, DermaRite shall have the exclusive right to purchase and resell the Products within the Territory, and during the Term, (i) Supplier shall not sell or distribute any of the Products, or any other products that are competitive with any of the Products, to any other person or entity within the Territory or to any person or entity outside the Territory for re-importation to the Territory, and (ii) DermaRite and its subsidiaries and affiliates shall not sell, distribute, promote, or market any products, other than the Products, that are competitive with any of the Products, to any other person or entity. Supplier shall use its commercially reasonable best efforts to detect and prevent re-importation of Products by or through its customers outside the Territory.

ARTICLE 5
PURCHASE ORDERS, DELIVERY

5.1 **ORDERS.** DermaRite shall order the Products by issuing written purchase orders to Supplier via email to __aklapholz@optmed.com____________ (unless otherwise advised) in the form set forth on **Exhibit D** attached hereto and made a part hereof (the "**Purchase Order**"). All Purchase Orders shall be deemed accepted upon receipt, which receipt shall be confirmed by Supplier via email.

5.2 **DELIVERY OF ORDERS.**, Supplier shall use its commercially reasonable efforts to deliver any Products within ninety (90) days of its receipt of the applicable Purchase Order. Such delivery times to be confirmed by Supplier at time of acceptance of each order via email. All Products will be shipped to DermaRite's warehouse facility as designated in the applicable Purchase Order, and all such shipments shall be FOB Optmed's manufacturing,, such that title and risk of loss shall pass to DermaRite upon release of order to carrier of shipment to Dermarite's designated location arranged by Dermarite.. The Supplier shall ship Products under appropriate storage conditions and in accordance with any commercially reasonable delivery and shipment terms requested by DermaRite. All prices are exclusive of all sales, use, value added and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any Governmental Authority on any amounts payable by DermaRite under this Agreement. DermaRite is responsible for all charges, costs, and taxes; provided, that, DermaRite is not responsible for any taxes imposed on, or regarding, Optmed's income, revenues, gross receipts, real or personal property, or other assets.

5.3 **MINIMUMS** The Parties understand that, as of the date of this Agreement, the minimum annual volumes of purchases of Products by DermaRite cannot be determined. The Parties shall negotiate in good faith upon quarterly and annual minimum purchase requirements after market research is completed; provided, however, that in no event shall the minimum volumes be less than 10,000 Product Units per quarter for the first year of the Term, 5,000 Product Units per month period for the second year of the Term and 10,000 Product Units per month for the third year of the Term. It is the intention of the parties that the purchases by DermaRite will substantially exceed such numbers.

5.4 **INSPECTION.** Without limitation to the applicable provisions of Article 10 hereof, DermaRite may, but shall not be required to, visually inspect shipments of Product upon receipt prior to acceptance, and DermaRite may refuse to accept any Products that do not conform to the Product's specifications. Supplier shall replace all rejected Products with conforming Products at Supplier's expense.

5.5 **DELAY.** In the event that Supplier fails to deliver timely deliver the Products as required under this Agreement, DermaRite may assess a late fee after a 15 day grace period in the amount of five percent (5%) per order. In the event that any order is not delivered within thirty (30) days after the 15 day grace period expires, DermaRite shall have the option of cancelling such Purchase Order, and Supplier shall promptly refund all monies paid on account of such Purchase Order.

5.6 **SHORTAGE.** In the event of any shortage, Supplier shall issue credit note or replace the Products or make up the shortage within thirty (30) days after receiving such notice, at no additional cost to DermaRite, and shall make arrangements with DermaRite for the return of any rejected Products, with such return shipping charges or costs of destruction to be paid by Supplier.

ARTICLE 6
PRICE, REBATES AND PAYMENT

6.1 **PRICE.** The price to be paid by DermaRite to Supplier for any Products purchased pursuant to this Agreement shall be in accordance with the schedule set forth on **Exhibit B** attached hereto and made a part hereof (the "**Order Price**"). The parties hereby agree to use good faith efforts to re-negotiate the Order Price upon completion of the Preliminary Marketing Efforts. In the event that the reasonable direct costs of Supplier to manufacture and supply any Product are increased by an amount that results in Supplier having an operating margin of less than 50% the "**Target Margin**") during any quarterly fiscal period of Supplier with respect to the sale of the Product hereunder, Supplier shall have the right to increase the Order Price of the Product by an amount necessary for Supplier to achieve the Target Margin upon written notice to Dermarite, provided that any such Order Price increase shall not affect any outstanding purchase order and shall not be effective until at least sixty (60) days after Supplier's written notice of the Order Price increase.

6.2 **PAYMENT TERMS.**

(a) Upon shipment of a purchase order, Supplier shall invoice DermaRite for the purchased Products, at Order Price. All invoices shall be denominated in U.S. Dollars. DermaRite shall pay the undisputed amount of all invoices by wire as instructed by Supplier within thirty (30) days after the later of (i) receipt of Supplier's invoice, and (ii) delivery of the purchased Products to DermaRite.

(b) Supplier's acceptance of any partial payment shall not operate as an accord and satisfaction, and shall not preclude Supplier from recovering any remaining balance, notwithstanding any endorsement or other writing by DermaRite purporting to characterize such payment as payment in full.

(c) DermaRite shall notify Supplier in writing of any dispute with any invoice (along with substantiating documentation) within thirty (30) days from later of (i) receipt of Supplier's invoice, and (ii) delivery of the purchased Products to DermaRite; provided that failure to timely notify Supplier shall not be a waiver of DermaRite's right to dispute such invoice unless such failure materially prejudices Supplier. The Parties shall seek to resolve all disputes expeditiously and in good faith. DermaRite's shall pay any due and undisputed invoice amounts in accordance with the terms and conditions of this Agreement; provided that, for the avoidance of doubt, no disputed amount shall be paid until final resolution of such dispute.

6.3 **RESALE PRICES.** DermaRite shall resell the Product in the Territory at such prices as DermaRite, in its sole discretion, shall determine.

6.4 **TAXES.** Except as required by applicable law, the Order Price does not include any excise, sales, use or other taxes, that may be applicable; provided, however, that any and all import duties payable in respect of Products shipped from outside the Territory shall be paid by Supplier. When Supplier has the legal obligation to collect such taxes, the amount of such taxes, will be invoiced to DermaRite and DermaRite will pay such amount unless DermaRite provides

Supplier with a valid tax exemption certificate authorized by the appropriate taxing authority. All payments by DermaRite for the Product will be made free and clear of, and without reduction for, any withholding taxes, except where withholding is required by law. Any such taxes which are otherwise imposed on payments to Supplier will be DermaRite's sole responsibility; provided that in no event shall DermaRite be responsible for any taxes imposed on, or regarding, Supplier's income, revenues, gross receipts, real or personal property, or other assets. DermaRite will provide Supplier with official receipts issued by the appropriate taxing authority or such other evidence as is reasonably requested by Supplier to establish that such taxes have been paid.

6.5 **THIRD-PARTY AGREEMENTS.** Supplier shall be solely responsible for any and all payments, royalties and other obligations required to be paid by Supplier under the terms of any settlement agreement, license agreement, assignment of interest or other such contract between Supplier and any third party (collectively, the "**Third-Party Agreements**"). Third-Party Agreements shall include, but are not limited to, any and all existing and future agreements entered into and executed by Supplier that relate to the infringement or alleged infringements of any third-party patent, trade secret, copyright, trademark or any other proprietary right caused by the advertising, commercialization or legitimate use of the Products.

ARTICLE 7
REGULATORY

7.1 **REGULATORY APPROVALS.**

(a) Supplier shall be solely responsible for obtaining and maintaining all necessary registrations, approvals and clearances, and any supplements and amendments thereto, from the FDA for the distribution of the Products in the Territory (the "**Approvals**") and for any fees due to the FDA in connection with obtaining or maintaining such Approvals.

(b) Supplier shall ensure that all of the Products are and remain in compliance with all federal and state governmental laws, ordinances, rules and regulations applicable in connection with the manufacture, labeling, sale or shipment of any Product into, or the use, sale or service of any Product in, the Territory, including, without limitation, the U.S. Foreign Corrupt Practices Act, obtaining any governmental permits, licenses or approvals, compliance with customs, or the FDA's requirements or the testing of the Products. Supplier shall be responsible for ensuring Product labels and packages comply with applicable FDA requirements for unique device identification. DermaRite shall cooperate fully (at no cost to DermaRite) with Supplier in complying with the FDA's or any other governmental agency's order or rule, which may obligate Supplier to remedy any problem with, or defect in, any of the Products located in the Territory, including identification of the specific location of any such Product.

(c) Supplier shall (i) notify DermaRite should the FDA or other regulatory authority inspect its facilities, (ii) provide DermaRite with a copy of any inspectional findings and responses thereto, and (iii) notify DermaRite of any formal enforcement action with regard to any of the Products and all responses thereto.

ARTICLE 8

REPRESENTATIONS AND WARRRANTIES

8.1 **LIMITED WARRANTY.** Supplier warrants that, for the shelf life of each Product, if such Product is unaltered or unmodified by DermaRite or any third party and is properly used as set forth in the Documentation, the Product shall be in material compliance with the specifications therefor as contained in Supplier's packaging or otherwise reflected on Supplier's labels or on the Documentation. Supplier further warrants that any Product delivered to DermaRite shall be manufactured in accordance with current good manufacturing practices, including FDA's quality system regulation 21 C.F.R. Part 820, shall be free from all material defects, and shall comply with all governmental laws, ordinances, rules and regulations applicable to the Products, including, without limitation, any registrations, licenses, and marketing authorizations required by the FDA or other regulatory authorities with respect to the marketing and distribution of the Products within the Territory. DermaRite recognizes that it has no authority to offer on Supplier's behalf, or to represent as having authority to offer on Supplier's behalf, any warranty other than those contained in this Agreement and as set forth in such packaging, labels and accompanying Documentation. The foregoing warranty shall be for the benefit of DermaRite, its re-distributors and any of their customers or end-users.

8.2 **REPRESENTATIONS OF SUPPLIER.** Supplier represents and warrants to DermaRite that (i) Supplier is a duly organized and validly existing limited liability company under the laws of its state of formation and has all requisite authority to execute and deliver this Agreement; (ii) Supplier the right to enter into this Agreement and to perform its obligations hereunder; (iii) the execution of this Agreement has been duly authorized by all necessary corporate or other organizational action of Supplier; (iii) neither the execution of this Agreement nor the performance of its terms contravenes any judgment, decree, order or award of any court, governmental body, or arbitrator having jurisdiction over Supplier, or any contract other obligation to which Supplier is a party or by which it is bound; (iv) this Agreement constitutes the legal, valid, and binding obligation of Supplier, enforceable against Supplier in accordance with its terms, except as enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws of general application affecting the enforcement of creditors' rights and remedies in the nature of equitable relief are in the discretion of the court; (v) Supplier is the owner of all proprietary rights in and to the Products, the Supplier Marks, and the Supplier Patents (vi) none of the Products or Supplier Marks infringes any patent, trademark, or other intellectual property rights of any third party; (vii) Supplier has the right to enter into this Agreement and to grant the License hereunder; (viii) all necessary FDA and other federal and state regulatory approvals applicable to the manufacture and sale of the Products within the Territory have been obtained and are in full force and effect; and (ix) there are no investigations or adverse third party actions or claims pending or, to Supplier's knowledge, threatened against Supplier with respect to any of the Products or the manufacture or sale thereof, or with respect to any of the Supplier Marks or Supplier Patents.

8.3 **REPRESENTATIONS OF DERMARITE.** DermaRite represents and warrants to Supplier that (i) DermaRite is a duly organized and validly existing limited liability company under the laws of New Jersey and has all requisite authority to execute and deliver this Agreement; (ii) DermaRite the right to enter into this Agreement and to perform its obligations hereunder; (iii) the execution of this Agreement has been duly authorized by all necessary

corporate or other organizational action of DermaRite; (iv) neither the execution of this Agreement nor the performance of its terms contravenes any judgment, decree, order or award of any court, governmental body, or arbitrator having jurisdiction over DermaRite, or any contract other obligation to which DermaRite is a party or by which it is bound; and (v) none of the names, logos or trademarks that DermaRite may utilize in connection with marketing the Products (other than the Supplier Marks) infringes any patent, trademark or other intellectual property rights of any third party.

ARTICLE 9
PRODUCT RECALLS AND COMPLAINTS

9.1 **INVESTIGATION, MANUFACTURING AND DISTRIBUTION RECALLS.** Without limitation to the applicable provisions of Article 10 hereof, in the event that the FDA alleges or proves that any Product does not comply with applicable laws and regulations in the Territory, the Party notified of such allegation or proof shall notify the other Party immediately, and both Parties shall cooperate fully regarding the investigation and disposition of any such matter. Subject to applicable law, DermaRite shall not conduct any (i) voluntary recall of a Product without the prior approval of Supplier, which approval shall not be unreasonably withheld, or (ii) mandatory recall of a Product without providing reasonable advanced notice of such recall to Supplier. In the event of any recall, voluntary or mandatory, DermaRite shall consult with Supplier regarding the ramifications, costs and regulatory strategies associated with such a recall.

(a) If DermaRite is required or, consistent with standard U.S. industry practices, should deem it appropriate to voluntarily recall or withdraw a Product due to a manufacturing or quality issue or other issue resulting solely from Supplier's actions or negligence, then, notwithstanding anything to the contrary in this Agreement, and in addition to any other rights or remedies available to Supplier, Supplier shall reimburse DermaRite in the amount of Order Price that DermaRite paid Supplier for the Products so recalled, and Supplier shall bear the actual cost of conducting the recall or withdrawal in accordance with the recall guidelines of the FDA or any other applicable standard industry practices.

(b) If DermaRite is required or, consistent with standard U.S. industry practices, should deem it appropriate to voluntarily withdraw a Product due solely to a sales, marketing or distribution issue, or an issue resulting from DermaRite's actions or negligence with regard to the Product, such as storage and handling of the Product, then, notwithstanding anything to the contrary in this Agreement, Supplier shall not reimburse DermaRite for the amount of Order Price that DermaRite paid Supplier for the Products so recalled, and DermaRite shall bear the actual cost of conducting the recall or withdrawal in accordance with the recall guidelines of the FDA or any other applicable standard industry practices.

9.2 **COMPLAINTS.** DermaRite shall forward any device-related complaints that it receives regarding the Product to Supplier in a timely manner. Supplier shall be responsible for evaluating any such complaint to determine whether it constitutes a reportable event under FDA or other applicable regulatory requirements.

9.3 **REGULATORY REPORTING.** Supplier shall be responsible for submitting to FDA, and/or other regulatory authority as appropriate, any reportable events pertaining to the Products,

including, but not limited to, medical device reports, as set forth in 21 C.F.R. Part 803, and reports of corrections and removals, as set forth in 21 C.F.R. Part 806.

ARTICLE 10
TERM AND TERMINATION

10.1 **TERM AND RENEWAL.**

(a) Unless earlier terminated in accordance with terms hereof, the initial term of this Agreement shall commence on the Effective Date and will expire on the three (3) year anniversary from the delivery date of the first order thereof (the "**Initial Term**"), and, thereafter, the term hereof automatically will be extended for successive renewal terms of two (2) years each (each, a "**Renewal Term**" and, collectively with the Initial Term, the "**Term**") provided that (i) DermaRite has met all of the minimum purchase requirements for the then current initial term or any Renewal Period, as the case may be, and (ii) Supplier and DermaRite shall have agreed upon minimum purchase requirements for each year of the Renewal Term and a price for the Product during the Renewal Term.

10.2 **EVENTS OF DEFAULT.** The following events shall each constitute a default hereunder and the non-defaulting Party may immediately terminate this Agreement without additional notice:

(a) a failure by a Party to perform any of its obligations hereunder, which failure is not remedied within thirty (30) days (or a longer period if agreed between the Parties) following written notice given to such defaulting Party specifying in reasonable detail the nature of such failure; or

(b) a failure by Supplier to supply the Product to DermaRite for a period of four (4) consecutive months, whether due to force majeure or other reasons, unless due to a regulatory enforcement action that is the direct result of improper marketing of the applicable Products by DermaRite; or

(c) if within any twelve month period, three or more Payment Failures occur by Dermarite; or

(d) if DermaRite or Supplier breaches any provision of this Agreement (other than a Payment Failure), and either the breach cannot be cured or, if the breach can be cured, it is not cured by DermaRite or Supplier within twenty Business Days Notice is given of such breach; or

(e) if DermaRite becomes insolvent or files, or has filed against it, a petition for voluntary or involuntary bankruptcy or under any other insolvency Law, makes or seeks to make a general assignment for the benefit of its creditors, or applies for, or consents to, the appointment of a trustee, receiver, or custodian for a substantial part of its property, or is generally unable to pay its debts as they become due; or

(f) if any subdistributor shall fail to comply with the obligations of such subdistributor as set forth in this Agreement and such failure is not remedied within twenty Business Days from the date DermaRite or Supplier first became aware of such failure; or

(g) if Supplier becomes insolvent or files, or has filed against it, a petition for voluntary or involuntary bankruptcy or under any other insolvency Law, makes or seeks to make a general assignment for the benefit of its creditors or applies for, or consents to, the appointment of a trustee, receiver, or custodian for a substantial part of its property, or is generally unable to pay its debts as they become due; or

(h) if (a) DermaRite does not purchase the minimum annual or quarterly purchase volume requirements established pursuant to Section 5.3 above, or (b) DermaRite does not submit to Supplier a first binding purchase order for at least 1,000 units of Products by December 1, 2020 (or, if later, on the tenth day after Supplier has satisfied all regulatory requirements necessary for the commercial launch of the Products).

10.3 **ADDITIONAL TERMINATION RIGHTS**

(a) Either Party may terminate this Agreement upon written notice to the other Party if the Parties have not been able to agree and enter into, by February 1, 2021, a mutual written agreement setting forth the minimum annual and quarterly Product purchase requirements pursuant to Section 5.3 hereof.

ARTICLE 11
INDEMNIFICATION

11.1 During the Term and for a period of three (3) years thereafter, Supplier shall defend and hold harmless DermaRite and its officers, directors, employees, agents and stockholders (collectively, "**DermaRite Indemnitees**") from and against any claims, damages, expenses, losses or other liabilities whatsoever and all reasonable attorneys' fees and other associated costs (collectively, the "**Claims**"), arising out of or relating to (a) the infringement of any third-party patent, trade secret, copyright, trademark or any other proprietary right caused by the advertising, commercialization or legitimate use of the Products; (b) damage to property or bodily injury caused by the use of the Product in accordance with Supplier's specifications, documentation, and instructions of use, if, and only if, such Product has not been altered or modified by DermaRite; (c) any breach by Supplier of its obligations or representations or warranties under this Agreement; or (d) any negligence or willful misconduct of Supplier; excluding in any of the foregoing cases, any Claims attributable to any DermaRite Indemnitee's gross negligence, willful misconduct or breach of its obligations hereunder.

11.2 During the Term and for a period of three (3) years thereafter, DermaRite shall defend and hold harmless Supplier and its officers, directors, employees, agents and stockholders (collectively, **"Supplier Indemnitees"**) from and against any and all Claims arising out of or relating to (a) any negligence or willful misconduct of DermaRite or its affiliates; (b) any breach by DermaRite of any of its obligations or representations or warranties under this Agreement;

and (c) the infringement of any third-party patent, trade secret, copyright, trademark or any other proprietary right arising from any trademarks, names or logos utilized by DermaRite (other than the Supplier Marks) in marketing the Products; excluding in any of the foregoing cases, any Claims attributable to any Supplier Indemnitee's gross negligence, willful misconduct or breach of its obligations hereunder.

11.3 In order for any DermaRite Indemnitee or Supplier Indemnitee (collectively, "**Indemnitees**") to be entitled to any indemnification provided for under this Agreement, Indemnitee shall notify the indemnifying Party, in writing, and in reasonable detail, of the Claim within twenty (20) days after receipt by Indemnitee of written notice of the Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent that the ability to defend such Claim or demand shall have been prejudiced as a result of such failure. Thereafter, Indemnitee shall deliver to the indemnifying Party within twenty (20) days after Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by Indemnitee relating to the Claim.

11.4 If a Claim is made against Indemnitee, the indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, assume the defense thereof with counsel selected by and compensated by the indemnifying Party.

11.5 Upon the assumption of the defense of the Claim by the indemnifying Party, the indemnifying Party shall not be liable to the Indemnitee for legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof.

11.6 All of the applicable Parties shall cooperate with the Party assuming the defense, in the defense of the Claim. Such cooperation shall include the retention and the provision, to the Party assuming the defense, of records and information which are reasonably relevant to such Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

11.7 The Party assuming the defense shall keep the applicable Indemnitee and indemnifying Parties fully informed regarding the progress and status thereof.

11.8 The Party assuming the defense shall not settle, compromise or discharge any Claim if such settlement, compromise or discharge could increase the amount of any indemnity obligation, without the prior written consent of any indemnifying Party or, in the case where the indemnifying Party has assumed the defense, any Indemnitee, if such settlement, compromise or discharge requires such Indemnitee to cease any activity or to take any action (other than entering into an agreement setting forth the terms of such settlement, compromise or discharge).

ARTICLE 12
MISCELLANEOUS

12.1 **CONFIDENTIALITY.** Each of the Parties may have had, and may have, access to, and be entrusted with confidential technical, proprietary, sales, legal, intellectual property, financial, customer lists, lists of prospective customers, and trade secret information with respect to the affairs and business of the other Party, its affiliates, subsidiaries, customers, partners and

suppliers, all of which such confidential data and information, whether documentary, written, oral, or computer generated, shall be deemed to be, and referred to as, collectively, the "**Confidential Information**;" provided, however, that the Confidential Information does not include information which (a) was known to the receiving Party before receipt thereof under this Agreement; (b) is disclosed to the receiving Party by a third person who has a right to make such disclosure without any obligation of confidentiality to the disclosing Party; (c) is or becomes generally known in the trade without violation of this Agreement by the receiving Party; or (d) is required to be disclosed by applicable law or court order, subject to prior written notice timely given to the disclosing Party. During the Term and at any and all times thereafter, neither Party shall use the Confidential Information of the other Party for its own use or for any purpose except the performance of the services performed under this Agreement. In addition, Supplier shall not make any use of DermaRite's name, logo, or trademarks for any purpose without the prior written consent of DermaRite. The Parties acknowledge that they may share common customers and suppliers. For purposes of this Section 12.1, a "customer" shall be defined as an entity with which a Party has a direct contractual or commercial relationship. Nothing contained in this Section 12.1 shall restrict either Party from conducting its business in accordance with prior practice; provided, however, that the receiving Party of any Confidential Information shall not (x) use such Confidential Information to solicit suppliers or customers of the disclosing Party; (y) solicit or agree to employ any employee of the disclosing Party; or (z) otherwise disclose or disseminate Confidential Information to any third parties, except to its lawyers, accountants and advisors who have a reasonable need to know the Confidential Information. The obligations of this Section 12.1 shall survive the termination or expiration of this Agreement. The obligations in this Section 12.1 supersede any and all obligations set forth in any other confidentiality agreement or arrangement, either oral or written, between the Parties.

12.2 **INJUNCTIVE RELIEF.** Each Party acknowledges that a breach of the provisions of Section 12.1 hereof may cause irreparable harm to the other Party, for which damages may be difficult to ascertain, and therefore each Party hereby agrees that the other Party shall be entitled to equitable relief, including but not limited to a means of mandatory injunction (without the posting of any bond and without proof of actual damages). This right of equitable relief is in addition to any other rights (such as rights to damages and interest) that may be available to the Party seeking relief.

12.3 **INSURANCE.** Upon or prior to the Effective Date, Supplier shall procure, at Supplier's sole expense, product liability insurance with a reputable carrier, with limits of at least $5,000,000 per occurrence for bodily injury or property damage and naming DermaRite as an additional insured on such insurance policy. Supplier shall maintain at least such coverage during the Term and shall provide DermaRite with thirty (30) days prior written notice of any change or cancellation with respect to such product liability insurance. Supplier shall provide DermaRite with evidence of such insurance promptly upon DermaRite's request.

12.4 **FORCE MAJEURE.** If by reason of existing or future legislation or rules, regulations or orders, heretofore or hereafter promulgated by governmental authorities allocating, limiting, curtailing or otherwise regulating supply, use, availability, production, delivery or distribution of goods, supplies or raw or other materials, or in the event of acts of DermaRite or acts of God including, in particular, acts of fire, flood, tornado, hurricane or other acts of God,

war, terror, casualty, accident, embargo, government action, market collapse, civil riots or commotions, strike or lock-out, or other difficulties with employees, delay or inability to obtain labor, material, machinery and services through Supplier's usual sources, delay by carrier, or any cause or causes beyond Supplier's control causing failure to deliver or delay of any delivery or curtailment in production or shipment, Supplier shall not be liable therefore and may, upon reasonable notice to DermaRite, at any time and from time to time, postpone the delivery dates under any contract, make partial delivery or cancel all or any portion of any purchase orders with DermaRite.

12.5 **BINDING EFFECT AND ASSIGNMENT.**

(a) This Agreement shall be binding upon and inure to the benefit of each of the Parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either Party, in whole or in part, to any third party without the prior written consent of the other Party; provided, however, that:

(i) Supplier may, upon thirty (30) days prior written notice to DermaRite, assign this Agreement to (i) a purchaser of all, or substantially all, of its assets relating to the Products, or (ii) an affiliate of Supplier; and

(ii) DermaRite may, upon thirty (30) days prior written notice to Supplier, assign this Agreement to (A) a purchaser of all, or substantially all, of its assets, or (B) any affiliate of DermaRite, provided that, in either such case, such assignee (or its principals) has meaningful prior business experience and sufficient resources to perform the responsibilities of DermaRite under this Agreement.

(b) Any assignment of this Agreement in contravention of this Section 41.5 shall be null and void.

(c) In no event shall an assignment of this Agreement by either Party operate as a release of such Party of its obligations under this Agreement, whether arising prior to or after such assignment, unless expressly agreed in writing by the other Party hereto. In no event shall a change of control of a Party affect its obligations under this Agreement.

12.6 **ENTIRE AGREEMENT.** This Agreement and the Exhibits constitute the complete understanding between the Parties with respect to the subject matter hereof, supersede all prior oral or written understandings and agreements relating thereto, and shall not be modified, amended or terminated except as provided herein or by written instrument signed by all of the Parties. Neither Party is acting in reliance upon any representation or guarantee of the other besides those explicitly provided for in this Agreement.

12.7 **NO WAIVER.** No failure or delay on the part of either Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

12.8 **NOTICES.** All notices, demands or other communications required or provided hereunder shall be in writing and shall be deemed to have been given and received (a) upon delivery, when delivered in person or by a nationally reputable overnight courier, (b) upon transmission, when transmitted by electronic (including e-mail) or facsimile transmission to the respective Party (with confirmation of transmission by the transmitting equipment), or (c) five (5) days after dispatch, when sent by certified or registered mail, postage prepaid, return receipt requested; in each of the foregoing cases, addressed to the respective Party at the address set forth below or at such other address as such Party may designate by notice to the other Party, in accordance with the provisions of this Section 12.8:

If to Supplier:

Optmed
745 Fifth Ave, Suite 500
New York, New York 10151

If to DermaRite:

DermaRite Industries, LLC
7777 West Side Avenue
North Bergen, New Jersey 07047
Attention:
Tel. :
Fax :
Email :

12.9 **SEVERABILITY.** If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to either Party.

12.10 **COUNTERPARTS.** This Agreement may be executed in two or more counterparts (including via facsimile or e-mail transmission) and by each of the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement.

12.11 **GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.** This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New Jersey applicable to contracts executed and fully performed within the State of New Jersey, excluding any conflicts of law, rules or principles that might refer the governance or construction of this Agreement to the laws of any jurisdiction other than the State of New Jersey. The Parties agree to submit any matter or dispute resulting from or arising out of the execution, performance, interpretation, breach, or termination of this Agreement to the exclusive jurisdiction of Federal or state courts within the State of New Jersey, so long as DermaRite has a business presence in the State of New Jersey, otherwise such jurisdiction shall be non-exclusive. Each of the Parties

irrevocably and unconditionally submits to the non-exclusive personal jurisdiction of the Federal or state courts located in the State of New Jersey for any action, suit or proceeding arising out of this Agreement and waives any objection to the laying of venue in such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY WAIVES ALL ITS RIGHTS TO A TRIAL BY JURY.

12.12 **Interpretation.** The Parties agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against either Party and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authoring of any provision of this Agreement.

12.13 **Headings.** The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[*Signature page to License and Distribution Agreement follows*]

In Witness Whereof, Supplier and DermaRite have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

Supplier

OPTMED, INC.

By: ________________________

Name: Ervin Braun

Title: CEO

DermaRite

DERMARITE INDUSTRIES, LLC

By: ________________________

Name: Frank Kimmerling

Title: CFO

Attachments:

Exhibit A:	Products
Exhibit B:	Order Price
Exhibit C:	Initial Samples
Exhibit D:	Purchaser Order Form

EXHIBIT A

PRODUCTS

Tear Repair Intended Use: to protect intact or damaged skin from the effects of moisture, friction, (rubbing) or shear (tearing).

Tear Repair Indications for Use:

- Help protect skin exposed to irritation from moisture such as urine, feces, digestive juices, perspiration and wound drainage.
- Can be used in areas that are exposed to friction and shear from bedding, clothing, shoes, or any material that would rub against the skin.
- Help protect the skin against irritation caused by adhesive products.

Supplier Patents:

Case No.	Title	Filing Date/ Publ. Date	Appln Number/ Publ. Number	Issue Date	Patent Number
OM-001 US	Improved Methylidene Malonate Process (Stabilized Adduct Process)	5/06/2010 11/11/2010	12/774,810 US2010/0286438A1	3/10/2015	US 8,975,435
OM-001 US CON1	"	3/9/2015 7/2/2015	14/642,730 US2015/0183714A1	1/10/2017	US 9,540,309
OM-002 US	Improved Methylidene Malonate Process (Stabilized Solvent Free Process)	5/06/2010 11/11/2010	12/774,817 US2010/0286439A1	1/31/2012	US 8,106,234
OM-003 US	Improved Methylidene Malonate Process (Stabilized Direct Process)	5/06/2010 11/11/2010	12/774,831 US2010/0286433A1	3/31/2015	US 8,993,795
OM-003 US CON1	"	3/30/2015 7/23/2015	14/673,815 US2015/0203437A1	11/8/2016	US 9,487,468
OM-003 US CON1	"	3/30/2015 7/23/2015		03/24/2020	US 10,597,355
OM-004 Design	Applicator	2/20/2010	29/356,172	12/27/2011	D651,339S
OM-005 US	Dispenser Handle (Winged Dispenser Body)	6/04/2012 1/3/2013	13/488,384 US2013/0004229	8/5/2014	US 8,794,858
OM-006 US	Improved Applicator (Frangible Adhesive Unit)	6/04/2012 1/3/2013	13/488,389 US2013/0004230	11/8/2016	US 9.487,829
OM-006 US DIV	"	11/7/2016 2/23/2017	15/345,044 US2017/0049210A1	9/10/2019	US 10,405,634
OM-007 US		1/28/2013 11/21/2013	13/752361 US 2013/0310594A1	9/9/2014	US 8,829,225
OM-008.2 US CON	"	2/22/2015 6/18/2015	14/628,273 US 2015/0166471A1		

EXHIBIT B

ORDER PRICE

$40/Box containing 5 individual units Tear Repair. An individual unit representing 1 application of Tear Repair

EXHIBIT C

INITIAL SAMPLE

EXHIBIT D

PURCHASE ORDER FORM